Exhibit 99.1

Company Contacts:	Investors Contact:
Bernard Cassidy	Matthew Hayden
AXS-One Inc.	Hayden Communications, Inc.
bcassidy@axsone.com	matt@haydenir.com
(201) 372-6231	858-456-4533

For Immediate Release:

AXS-One Appoints Software Industry Veteran as New Chief Executive Officer

William P. Lyons, 20-plus year software veteran, to begin immediately.

RUTHERFORD, NJ April 30, 2004 – AXS-One Inc. (AMEX: AXO), a global leader in business process automation and information management, today announced that William P. Lyons has been appointed to the position of President and Chief Executive Officer, as well as a director.  Bill Lyons replaces John A. Rade, who, as previously announced, is retiring after seven years with AXS-One but will remain with the company as a non-executive employee.

Mr. Lyons joins AXS-One after serving as chief executive in high growth software companies for large enterprise markets.  In his last assignment he served as President and CEO of Caminus Corporation, a publicly traded, leading provider of integrated enterprise software applications to the global energy industry where he established partnerships with Accenture, Bearing Point, IBM, Oracle and others.  Previously, Mr. Lyons served as Chief Executive Officer of numerous software companies in both the public and private marketplace including Ashton-Tate, ParcPlace Systems, Finjan Software and NeuVis.  Each of these companies focused on large enterprise customers and Lyons has routinely concentrated on meeting sales goals by developing effective partnerships with technology partners, Resellers or System Integration partners.  Prior to his software executive positions, Lyons spent 18 years at the IBM Company in various sales and marketing roles culminating as Vice President of Worldwide Software.

As a material inducement for Mr. Lyons to accept the position with AXS-One, and in order to align Mr. Lyons’ interests more closely with those of the company’s stockholders, AXS-One’s independent Compensation Committee has approved the grant to Mr. Lyons of stock options to purchase an aggregate of 900,000 shares of AXS-One common stock.  Of these options, options to purchase 125,000 shares were granted outside of the company’s existing stock option plans and without stockholder approval due to a limitation on the number of shares available for the granting of options under those plans.  All of the options granted to Mr. Lyons have an exercise price equal to the closing price of the company’s common stock on the American Stock Exchange on the date of grant (April 28), vest in four equal annual installments of 25% commencing on the first anniversary of the date of grant (subject to special vesting rules in the case of early termination during the first twelve months or upon a change of control of the company) and have a 10-year duration.

Elias Typaldos, AXS-One’s chairman of the board, commented, “Bill brings significant sales and brand marketing experience to AXS-One as he has led both young and more mature companies in dynamic and global enterprise markets.  Bill’s detailed knowledge of marketing and both the direct and channel sales functions, coupled with his leadership abilities, will prove invaluable as AXS-One continues to communicate the importance of compliance with electronic communication and differentiates itself from the competitive landscape in the global enterprise and compliance markets in order to achieve its growth potential. I am excited at the opportunities before us.”

Mr. Lyons commented, “Businesses are searching for ways to ensure compliance with the multitude of new regulations and auditor protocols.  AXS-One has a unique and effective technological solution for meeting those requirements in the global markets.  We will be demonstrating our products and our value proposition to prospective clients and I am sure will make significant inroads into this emerging market.”

Mr. Typaldos concluded, “While we are excited with the opportunities and potential Bill brings to the Company, the Board of Directors and employees want to also recognize John Rade for positioning the company for a smooth transition. John has played a critical role in our turnaround, and leaves AXS-One a much stronger and better positioned company thanks to his efforts.”

AXS-One completed its 11th consecutive quarter of profitability on March 31, 2004.  During the quarter ended March 31, 2004, it increased license revenue by 98 percent over the comparable 2003 quarter and was recognized as a leading visionary in the Integrated Document Archival and Retrieval Systems (IDARS) and E-Mail and Instant Messaging (IM) Archival and Compliance markets by a leading industry analyst.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of records management, email and instant messaging archival management, financial management, and workflow software to efficiently manage complex business processes. AXS-One has implemented high-volume, interoperable, scalable, and secure business solutions for the global 2000. Its Web Services-based technology has been critically acclaimed as best of class. The AXS-One Compliance Platform Solutions provide fast deployment of e-mail/instant messaging archival solutions for regulatory compliance and operational efficiency. AXS-One has offices in worldwide, including Australia, Canada, Singapore, United Kingdom, United States, and South Africa. AXS-One was founded in 1978, and is headquartered in Rutherford, New Jersey, U.S.A. For further information, visit the AXS-One web site at http://www.axsone.com.

This press release contains forward-looking statements. Such statements are only predictions and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the company’s documents and reports filed from time to time with the Securities and Exchange Commission.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint, and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART, Tivity and AXS-Link are trademarks of, AXS-One Inc., in the U.S.  All other company and product names are trademarks or registered trademarks of their respective companies.